Exhibit 10.25
December 19, 2005
James Ensell
Dear Jim:
Virage Logic has agreed to award you with a special cash bonus for 2005 and 2006.
A bonus award of $50,000 will be earned through your continued employment with Virage Logic as of December 31, 2005. In addition, based on your continued employment and maintaining your status as an employee in good standing and performing to Virage Logic’s satisfaction through December 31, 2006 you will earn an additional bonus award of $50,000.
Payment will be made in the last paycheck of the Calendar year and be subject to all statutory tax withholding. If your employment is terminated either voluntarily or for cause prior to December 31, 2005 or December 31, 2006, you will not be eligible for any portion of the applicable bonus award.
You remain eligible to continue participation in the 2006 US Bonus Plan at your current level. Nothing in this letter changes your status as an at will employee, as provided in your offer letter.
If you have any questions regarding these bonuses, please contact Adam Kablanian, Mike Seifert, or me.
Regards,
/s/ Richard C. Butts

Richard C. Butts
Vice President, Human Resources

cc:	Jim Ensell
Personnel File